KPMG Peat Marwick LLP
New Jersey Headquarters
150 John F. Kennedy Parkway
Short Hills, NJ 07078






                          Independent Auditors' Report



The Partners
Kamine/Besicorp Beaver Falls L.P.

We have audited the acompanying balance sheets of Kamine/Besicorp Beaver Falls L.P. as of December 31, 1997 and 1996, and the related statements of operations, partners' equity (deficiency), and cash flows for each of the years in the three-year period ended December 31, 1997. These financial statements are the responsibility of the general partners. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Kamine/Besicorp Beaver Falls L.P. as of December 31, 1997 and 1996, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1997 in conformity with generally accepted accounting principles.



                                                        /s/KPMG PEAT MARWICK LLP



February 24, 1998